Exhibit 99.1

Hatteras Financial Corp. Announces First Quarter 2015 Financial Results

Comprehensive Income of $0.50 per Common Share

WINSTON-SALEM, N.C.—(BUSINESS WIRE)—April 21, 2015--Hatteras Financial Corp. (NYSE: HTS) (“Hatteras” or the “Company”) today announced financial results for the quarter ended March 31, 2015.

First Quarter 2015 Highlights

•	Comprehensive income of $0.50 per weighted-average common share
•	Core earnings of $0.56 per weighted-average common share
•	Dividend of $0.50 per common share
•	Quarter end book value of $22.05 per common share
•	GAAP leverage of 6.2 to 1 at period end
•	Effective leverage of 8.1 to 1 at period end
•	Weighted-average constant prepayment rate (“CPR”) of 15.4 for the quarter

First Quarter 2015 Results

For the quarter ended March 31, 2015, the Company had comprehensive income available to common shareholders of $48.7 million, or $0.50 per weighted-average common share, as compared to $23.7 million, or $0.24 per weighted-average common share, for the quarter ended December 31, 2014.  The increase in comprehensive income available to common shareholders was largely due to a tighter correlation between the changes in the fair values of the Company’s investments and hedging instruments as compared to the fourth quarter.  For the quarter ended March 31, 2015, the Company had core earnings of $0.56 per weighted-average common share compared to $0.59 per weighted-average common share during the quarter ended December 31, 2014.  The decrease was driven primarily by a slight decrease in the yield of our investments and a slight increase in hedge costs included in core earnings, partially offset by lower operating expenses.  “Core earnings” represents a non-GAAP measure and is calculated as net interest margin, as adjusted for certain derivative impacts, less operating expenses and dividends on preferred stock.  Management believes core earnings is additional useful information regarding the Company’s performance and an enhancement to the Company’s reporting.  Management uses core earnings as a measure of the earnings power of the portfolio and uses it as an additional gauge for determining appropriate distributable income, among other things.

“First quarter results were on target and favorable with little in the way of surprises”, said Michael R. Hough, the Company’s Chairman and Chief Executive Officer.  “The consistency of our results quarter-over-quarter reflects the modest risk position on our balance sheet.  Our duration, leverage and liquidity targets remain steady for now until clarity on FED monetary policy and the path of interest rates unfolds.  Our interest rate outlook has not materially changed since year end, and rates still seem bound in a relatively narrow trading range.  While we are partial to the near-term predictability of the current rate environment, we remain wary of market complacency and the potential for a changing yield curve and increased volatility.”

Net interest margin for the quarter ended March 31, 2015 was $59.8 million, compared to $61.1 million for the quarter ended December 31, 2014.  The Company’s net interest spread increased to 1.32% for the first quarter of 2015 compared to 1.31% for the fourth quarter of 2014, driven by lower average cost of funds.  The yield on the Company’s mortgage-backed securities (“MBS”) decreased to 2.03% in the first quarter compared to 2.08% in the fourth quarter due to a slight decrease in average gross coupon and an increase in prepayments resulting in higher premium amortization expense.  Effective net interest margin, which includes certain adjustments related to derivatives as well as TBA dollar roll income, was $67.5 million for the first quarter of 2015 as compared to $71.7 million for the fourth quarter of 2014.  Average portfolio yield including TBA dollar roll income was 2.08% in the current quarter, down from 2.16% in the fourth quarter of 2014.

The Company’s cost of funds decreased from 0.77% to 0.71% for the quarter ended March 31, 2015 compared to the previous quarter, driven by non-cash impacts from amortization of the Company’s deferred swap loss.  The Company’s average short-term financing rate was 0.36% in the first quarter of 2015, compared to 0.35% in the fourth quarter of 2014.  The Company’s effective cost of funds, which includes certain adjustments related to derivatives, was 1.11% for the first quarter as compared to 1.04% for the fourth quarter, driven by losses on maturing Eurodollar futures contracts.  Operating expenses, including those of the Company’s subsidiaries, were $8.3 million for the first quarter as compared to $9.1 million in the fourth quarter, reflecting lower personnel costs in the current quarter.  The total annualized expense ratio was 1.35% of average shareholders’ equity for the quarter ended March 31, 2015 as compared to 1.49% for the quarter ended December 31, 2014.

Dividend

The Company declared a dividend of $0.50 per common share with respect to the quarter ended March 31, 2015, consistent with the quarter ended December 31, 2014.  Based on the closing share price of $18.16 on March 31, 2015, the first quarter dividend equates to an annualized yield of 11.0%.

Portfolio

The Company’s weighted-average earning assets, consisting of residential mortgage assets, primarily MBS issued by Fannie Mae and Freddie Mac, were $21.1 billion for the quarter ended March 31, 2015 compared to $20.6 billion for the quarter ended December 31, 2014.  The fair values of the Company’s earning assets as of March 31, 2015 and December 31, 2014 are summarized below.

(Dollars in thousands)	March 31, 2015			December 31, 2014
	% of Earning Assets	Market Value	Wtd. Avg. Coupon	% of Earning Assets	Market Value	Wtd. Avg. Coupon
ARM securities and GSE CRTs	73.0%	$15,708,118	2.70%	77.2%	$16,310,376	2.75%
15-year fixed securities	5.7%	1,216,886	3.47%	6.0%	1,276,634	3.47%
15-year dollar roll TBA securities	20.8%	4,466,965	2.78%	16.7%	3,521,816	2.93%
Mortgage loans	0.6%	123,301	3.41%	0.1%	31,460	3.43%
	100.0%	$21,515,270	2.77%	100.0%	$21,140,286	2.82%

The annualized yield on the Company’s average ARMs and 15-year fixed securities was 2.03% for the first quarter of 2015, compared to 2.08% for the fourth quarter.  The decrease in yield was due to a lower average gross coupon and higher prepayments.

During the first quarter of 2015, the expense of amortizing the premium on the Company’s securities was $27.1 million, compared to $25.6 million during the fourth quarter.  The weighted-average principal repayment rate (scheduled and unscheduled principal payments as a percentage of the weighted-average portfolio, on an annualized basis) during the first quarter of 2015 was 21.0%, compared to 20.6% during the fourth quarter.  The Company’s weighted-average one-month CPR for the quarter ended March 31, 2015 was 15.4, consistent with the quarter ended December 31, 2014.  CPR measures the unscheduled repayment rate as a percentage of principal on an annualized basis.

At March 31, 2015, the Company owned 15-year TBA securities financed in the dollar roll market with a fair value of approximately $4.5 billion, as shown in the table above.  The Company accounts for TBA securities as derivative instruments and recognizes dollar roll gains and losses in other income (loss) in the Company's financial statements. As of March 31, 2015, the Company's net TBA securities had a cost basis of approximately $4.4 billion and a net carrying value of $26.3 million reported in derivative assets at fair value on the Company's balance sheet.  The Company uses dollar rolls as alternative financing for its 15-year fixed-rate positions.

The Company also earned interest of $467,000 from prime jumbo ARM loans, on an average unpaid principal balance of $55.9 million.  The Company owned $123.3 million of these loans at March 31, 2015, up from $31.5 million owned as of December 31, 2014.  The loans had an average size of $777,000, a weighted-average interest rate of 3.41% and a weighted-average loan-to-value of 68% at March 31, 2015.

Portfolio Financing and Leverage

At March 31, 2015, the Company financed its portfolio with approximately $15.1 billion of borrowings under repurchase agreements.  The Company’s debt-to-shareholders’ equity ratio at March 31, 2015, was 6.2 to 1 compared to 6.5 to 1 at December 31, 2014.  The Company’s effective leverage, which includes the effects of TBA dollar roll financing, was 8.1 to 1 at March 31, 2015 compared with 8.0 to 1 at December 31, 2014.  Weighted-average effective leverage in the first quarter of 2015 was 8.0 to 1, up from 7.7 to 1 in the fourth quarter.  At March 31, 2015, the Company’s repurchase agreements had a weighted-average remaining term of approximately 35 days.

The Company uses interest rate swap agreements and Eurodollar futures contracts to synthetically extend the fixed interest period of these liabilities and hedge against the interest rate risk associated with financing the Company’s portfolio.  From time to time, the Company also enters into swaptions (option agreements to enter swaps at future dates) as part of its hedging strategy.  See Tables 8 through 10 for detailed information regarding these positions as of March 31, 2015.

Book Value

The Company’s book value (shareholders’ equity less preferred stock liquidation preference) per share on March 31, 2015 was $22.05, unchanged from December 31, 2014.  On a per share basis, the book value at March 31, 2015 consisted of $25.28 of common equity, $(6.27) of retained losses, $3.21 of unrealized gains on agency securities including TBA securities, and $(0.17) of unrealized losses on interest rate swaps.  This last item relates to the unamortized balance of the Company’s interest rate swaps remaining from when the Company accounted for these derivatives as cash flow hedges and does not include changes related to other derivatives, which flow through earnings.

Conference Call

The Company will host a conference call at 10:00 a.m. ET on Wednesday, April 22, 2015, to discuss financial results for the quarter ended March 31, 2015.  To participate in the event by telephone, please dial (877) 507-4471 five to 10 minutes prior to the start time (to allow time for registration) and ask to join the “Hatteras Financial” conference call.  International callers should dial (412) 317-6040. Canada callers should dial (855) 669-9657.  A digital replay of the call will be available on Wednesday, April 22, 2015 at approximately 12:00 noon ET through Wednesday, April 29, 2015 at 9:00 a.m. ET. Dial (877) 344-7529 and enter the conference ID number 10064274.  International callers should dial (412) 317-0088 and enter the same conference ID number.  Canada callers should dial (855) 669-9658. The conference call will also be webcast live over the Internet and can be accessed at Hatteras' web site at www.hatfin.com.  To monitor the live webcast, please visit the web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software.  An audio replay of the event will be archived on Hatteras' web site.

About Hatteras Financial Corp.

Hatteras Financial is a real estate investment trust formed in 2007 to invest in residential mortgage real estate assets. Based in Winston-Salem, N.C., Hatteras is managed and advised by Atlantic Capital Advisors LLC.  Hatteras is a component of the Russell 2000® and 3000® indexes.

Non-GAAP Measures

In addition to the Company’s results presented in accordance with GAAP, this press release includes certain non-GAAP financial information.  Management’s decision to present these supplemental non-GAAP measures arose largely from three developments during 2013: 1) the Company’s cessation of hedge accounting for its interest rates swaps effective September 30, 2013, 2) increased use of Eurodollar futures contracts as interest rate hedges, and 3) the Company’s use of TBA dollar rolls, which generate non-traditional investment income and embody off-balance sheet financing.  These changes result in the recognition of material fair value adjustments in net income, as well as line item classifications that make it difficult to clearly explain the economics of the Company’s results and strategies without supplemental disclosures.  The non-GAAP measures the Company employs include effective interest expense, effective net interest margin, core earnings, and certain financial metrics derived from non-GAAP information, such as effective cost of funds and effective leverage.  The Company uses these measures internally to assess its results and financial condition.  Therefore, the Company believes that providing these measures gives users of financial information additional clarity regarding its performance and financial condition, and better enables them to see “through the eyes of management.

These measures involve differences from results computed in accordance with GAAP, and should be considered supplementary to, and not as a substitute for, the Company’s results computed in accordance with GAAP.  Further, the Company’s definition of these non-GAAP measures may not be comparable to other similarly-titled measures of other companies.  Reconciliations of each non-GAAP measure to its nearest directly comparable measure calculated in accordance with GAAP are included below.

Forward-Looking Statements

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe the Company's future plans, strategies and expectations, are generally identifiable by use of the words "believe," ”will,” "expect," "intend," "anticipate," "estimate," ”should,” "project" or similar expressions.  You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results, performances or achievements.  Forward-looking statements in this press release include, among others, statements about the future earnings potential of the Company’s portfolio, the domestic and global economies and financial markets, interest rates, changes in the yield curve, and actions by the Federal Reserve. Factors that may cause actual results to differ materially from current expectations include the risk factors discussed in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  Accordingly, there is no assurance that the Company's expectations will be realized.  Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Table 1

Hatteras Financial Corp.

Consolidated Balance Sheets

(Dollars in thousands, except share related amounts)
	(Unaudited)
	March 31, 2015	December 31, 2014
Assets
Mortgage-backed securities, at fair value
(including pledged assets of $15,882,265 and $16,538,214, respectively)	$16,925,004	$17,587,010
Mortgage loans held for investment, at fair value	123,301	31,460
Cash and cash equivalents (including pledged cash of $431,574 and $323,791, respectively)	627,673	627,595
Unsettled purchased mortgage-backed securities, at fair value	104,789	24,792
Receivable for securities sold	13,423	5,197
Accrued interest receivable	51,620	54,274
Principal payments receivable	106,522	111,439
Other investments	41,438	41,252
Derivative assets, at fair value	35,285	27,151
Other assets	7,213	6,630
Total assets	$18,036,268	$18,516,800

Liabilities and shareholders’ equity
Repurchase agreements	$15,108,538	$15,759,831
Payable for unsettled securities	103,995	24,750
Accrued interest payable	3,012	6,968
Derivative liabilities, at fair value	331,290	244,591
Dividends payable	53,023	53,014
Accounts payable and other liabilities	14,268	6,850
Total liabilities	15,614,126	16,096,004

Shareholders’ equity:
7.625% Series A Cumulative Redeemable Preferred stock, $.001 par value, 25,000,000 shares authorized, 11,500,000 shares issued and outstanding, respectively ($287,500 aggregate liquidation preference)	278,252	278,252
Common stock, $.001 par value, 200,000,000 shares authorized, 96,790,541 and 96,771,158 shares issued and outstanding, respectively	97	97
Additional paid-in capital	2,455,763	2,454,718
Accumulated deficit	(606,448)	(518,036)
Accumulated other comprehensive income	294,478	205,765
Total shareholders’ equity	2,422,142	2,420,796
Total liabilities and shareholders’ equity	$18,036,268	$18,516,800

Table 2

Hatteras Financial Corp.

Consolidated Statements of Income

(Unaudited)

(Dollars in thousands, except share related amounts)

	Three Months Ended March 31
	2015	2014

Interest income:
Mortgage-backed securities	$86,362	$96,307
Mortgage loans held for investment	467	-
Short-term cash investments	288	282
Total interest income	87,117	96,589

Interest expense	27,314	38,451

Net interest margin	59,803	58,138

Operating expenses:
Management fee	4,095	4,154
Share-based compensation	1,045	860
General and administrative	3,110	2,147
Total operating expenses	8,250	7,161

Other income (loss):
Net realized gain on sale of mortgage-backed securities	16,453	7,436
Gain on mortgage loans held for investment	244	-
Loss on derivative instruments, net	(102,785)	(41,615)
Total other loss	(86,088)	(34,179)

Net income (loss)	(34,535)	16,798
Dividends on preferred stock	5,481	5,480
Net income (loss) available to common shareholders	$(40,016)	$11,318

Earnings (loss) per share - common stock, basic	$(0.41)	$0.12

Earnings (loss) per share - common stock, diluted	$(0.41)	$0.12

Dividends per share of common stock	$0.50	$0.50

Weighted average common shares outstanding, basic	96,783,199	96,606,081

Weighted average common shares outstanding, diluted	96,783,199	96,606,081

Table 3

Hatteras Financial Corp.

Consolidated Statements of Comprehensive Income

(Unaudited)

(Dollars in thousands)

	Three Months Ended March 31
	2015	2014

Net income (loss)	$(34,535)	$16,798

Other comprehensive income:

Net unrealized gains on securities
available for sale	74,546	34,138
Net unrealized gains on derivative instruments	14,167	32,467
Other comprehensive income	88,713	66,605

Comprehensive income (loss)	54,178	83,403

Dividends on preferred stock	5,481	5,480

Comprehensive income available to
common shareholders	$48,697	$77,923

Comprehensive income per share -
common stock basic and diluted	$0.50	$0.81

Table 4

Key Statistics (1)

(Amounts are unaudited and subject to change)

(in thousands, except per share amounts)	Three Months Ended
	March 31, 2015	Dec. 31, 2014	Sept. 30, 2014	June 30, 2014	March 31, 2014
Statement of Income Data
Interest income	$87,117	$88,061	$81,299	$89,805	$96,589
Interest expense	(27,314)	(26,966)	(31,950)	(35,128)	(38,451)
Net interest margin	59,803	61,095	49,349	54,677	58,138

Operating expenses	(8,250)	(9,073)	(7,125)	(7,310)	(7,161)

Other income (loss):
Net realized gain (loss) on sale of MBS	16,453	2,107	237	(4,584)	7,436
Gain on mortgage loans held for investment	244	8	-	-	-
Gain (loss) on derivative instruments, net	(102,785)	(79,988)	35,430	(55,260)	(41,615)
Total other income (loss)	(86,088)	(77,873)	35,667	(59,844)	(34,179)

Net income (loss)	(34,535)	(25,851)	77,891	(12,477)	16,798
Dividends on preferred stock	(5,481)	(5,481)	(5,480)	(5,481)	(5,480)
Net income (loss) available to common shareholders	$(40,016)	$(31,332)	$72,411	$(17,958)	$11,318

Comprehensive income available to common shareholders	$48,697	$23,669	$58,952	$87,712	$77,923

Earnings (loss) per share, basic and diluted	$(0.41)	$(0.32)	$0.75	$(0.19)	$0.12

Comprehensive income available to common shareholders, basic and diluted	$0.50	$0.24	$0.61	$0.91	$0.81

Weighted average shares outstanding	96,783	96,729	96,563	96,516	96,606

Dividends per common share	$0.50	$0.50	$0.50	$0.50	$0.50

Key Statistics (2)
Average MBS	$17,049,114	$16,895,051	$16,484,392	$17,019,973	$17,485,685
Average debt	$15,482,427	$15,235,739	$14,806,602	$15,349,322	$15,787,282
Average equity	$2,442,640	$2,442,086	$2,453,988	$2,429,640	$2,405,938
Average portfolio yield	2.03%	2.08%	1.96%	2.10%	2.20%
Average cost of funds	0.71%	0.77%	0.86%	0.92%	0.97%
Interest rate spread	1.32%	1.31%	1.10%	1.18%	1.23%
TBA dollar roll income	$23,155	$23,195	$22,370	$25,622	$20,821
Average TBA dollar roll position	$4,027,774	$3,687,748	$3,257,935	$3,393,046	$2,935,689
Average portfolio yield, including TBA dollar roll income (3)	2.08%	2.16%	2.09%	2.26%	2.29%
Effective interest expense (4)	$42,792	$39,547	$41,630	$41,959	$43,179
Effective cost of funds (4)	1.11%	1.04%	1.12%	1.09%	1.09%
Effective net interest margin (5)	$67,480	$71,709	$62,039	$73,468	$74,231
Effective interest rate spread (6)	0.97%	1.12%	0.97%	1.17%	1.20%
Core earnings (7)	$53,749	$57,155	$49,434	$60,677	$61,590
Core earnings per share, basic and diluted	$0.56	$0.59	$0.51	$0.63	$0.64
Constant prepayment rate (CPR)	15.4	15.4	19.0	15.4	13.0
Average annual portfolio repayment rate	21.0%	20.6%	25.3%	20.4%	17.7%
Debt to equity (at period end)	6.2:1	6.5:1	6.1:1	6.2:1	6.3:1
Debt to paid-in-capital (at period end) (8)	5.5:1	5.8:1	5.5:1	5.5:1	5.6:1
Effective debt to equity (at period end) (9)	8.1:1	8.0:1	7.6:1	7.4:1	7.7:1

(1)

This table includes non-GAAP financial measures.  See the earlier section on non-GAAP Measures for important disclosures, as well as Tables 12 and 13 which contain reconciliations to the most comparable U.S. GAAP measures.

(2)	The averages presented herein are computed from the Company’s books and records, using daily weighted values. Percentages are annualized, as appropriate.
(3)

Average portfolio yield, including TBA dollar roll income was calculated the same as average portfolio yield other than to include TBA dollar roll income in the numerator and our average TBA dollar roll position in the denominator.

(4)

Effective interest expense includes certain interest rate swap adjustments and gains/losses on maturities of Eurodollar futures.  Effective cost of funds is effective interest expense for the period on an annualized basis divided by average debt for the period.  See Table 12.

(5)	Effective net interest margin includes certain interest rate swap adjustments, gains/losses on maturities of Eurodollar futures and TBA dollar roll income. See Table 13.
(6)	Effective interest rate spread is the difference between average portfolio yield including TBA dollar roll income and effective cost of funds for the period.
(7)	Core earnings consists of effective interest margin reduced by operating expenses and dividends on preferred stock for the period. See Table 13.
(8)

The debt to paid-in capital ratio was calculated by dividing the amount outstanding under repurchase agreements at period end by the sum of the par value of the Company’s common stock and additional paid-in capital at period end.

(9)

The effective debt to equity ratio was calculated the same as the debt to equity ratio other than to include the Company’s off-balance sheet TBA dollar roll liability at period end in the numerator.  The Company’s off-balance sheet TBA dollar roll liability was $4,455,020 as of March 31, 2015.

Hatteras Financial Corp

(Amounts are unaudited and subject to change)

(Dollars in thousands)

Table 5

Mortgage-Backed Securities Portfolio as of March 31, 2015

	Amortized Cost	Gross Unrealized Loss	Gross Unrealized Gain	Estimated Fair Value	% of Total
Agency Securities
Fannie Mae Certificates
ARMs	$8,707,525	$(2,435)	$205,411	$8,910,501	52.6%
Fixed-Rate	1,054,982	-	8,815	1,063,797	6.3%
Total Fannie Mae	9,762,507	(2,435)	214,226	9,974,298

Freddie Mac Certificates
ARMs	6,589,841	(6,704)	97,288	6,680,425	39.5%
Fixed-Rate	150,666	-	2,423	153,089	0.9%
Total Freddie Mac	6,740,507	(6,704)	99,711	6,833,514

Total Agency Securities	16,503,014	(9,139)	313,937	16,807,812	99.3%

Total Non-Agency ARMs	72,791	-	202	72,993	0.4%
Total GSE CRT Bonds	43,293	-	906	44,199	0.3%

Total MBS	$16,619,098	$(9,139)	$315,045	$16,925,004	100.0%

Table 6

Mortgage-Backed Securities—Months to Reset as of March 31, 2015

ARMs

Months to Reset	% of ARM Portfolio	Current Face Value	Wtd. Avg. Coupon	Wtd. Avg. Amortized Purchase Price	Amortized Cost	Wtd. Avg. Market Price	Market Value
0-12	13.8%	$2,041,038	2.88%	$101.91	$2,080,014	$106.61	$2,176,036
13-24	10.0%	1,484,298	2.73%	$102.60	1,522,838	$106.01	1,573,562
25-36	13.1%	1,947,544	2.91%	$102.76	2,001,307	$105.40	2,052,740
37-48	19.6%	2,942,501	2.71%	$102.85	3,026,242	$104.47	3,074,137
49-60	29.9%	4,534,595	2.47%	$103.02	4,671,462	$103.46	4,691,476
61-72	4.9%	744,081	2.64%	$102.51	762,733	$103.31	768,679
73-84	8.7%	1,309,992	2.92%	$102.37	1,340,990	$104.09	1,363,586
85-96	0.0%	1,090	2.49%	$101.74	1,109	$102.66	1,119
109-120	0.0%	6,536	2.92%	$103.35	6,755	$103.78	6,783
Total ARMS and GSE CRTs	100.0%	$15,011,675	2.70%	$102.68	$15,413,450	$104.64	$15,708,118

Fixed

	Current Face Value	Wtd. Avg. Coupon	Wtd. Avg. Amortized Purchase Price	Amortized Cost	Wtd. Avg. Market Price	Market Value
Total Fixed-Rate	$1,146,220	3.47%	$105.18	$1,205,648	$106.17	$1,216,886

Hatteras Financial Corp

(Amounts are unaudited and subject to change)

(Dollars in thousands)

Table 7

Repo Borrowings as of March 31, 2015

		Weighted Average
	Balance	Contractual Rate
Within 30 days	$13,219,872	0.37%
30 days to 3 months	1,138,666	0.41%
3 months to 36 months	750,000	0.53%
	$15,108,538	0.38%

Table 8

Effective Dates of Eurodollar Futures Contracts and Swaps as of March 31, 2015

(Dollars in thousands)	Wtd -Avg. Futures Contract Notional	Wtd-Avg Futures Contracts Rate	Wtd.-Avg. Swap Notional	Wtd-Avg Swap Rate	Total	Wtd-Avg Rate
Effective 2015	6,277,000	1.03%	5,877,778	1.06%	12,154,778	1.04%
Effective 2016	7,744,500	1.95%	3,500,000	0.91%	11,244,500	1.62%
Effective 2017	6,933,000	2.89%	1,125,000	0.92%	8,058,000	2.61%
Effective 2018	5,682,250	3.33%	50,000	0.95%	5,732,250	3.31%
Effective 2019	2,273,500	3.37%	-	-	2,273,500	3.37%
Effective 2020	1,316,750	4.04%	-	-	1,316,750	4.04%
Effective 2021	314,250	4.00%	-	-	314,250	4.00%

Table 9

Swap Portfolio as of March 31, 2015

		Wtd. Avg.
		Remaining	Weighted Average
	Notional	Term	Fixed Interest
Maturity	Amount	in Months	Rate in Contract

12 months or less	$3,300,000	5	1.53%
Over 12 months to 24 months	2,400,000	18	0.95%
Over 24 months to 36 months	1,600,000	29	0.87%

Total	$7,300,000	15	1.20%

Note: The Company has no forward starting swaps as of March 31, 2015.

Hatteras Financial Corp

(Amounts are unaudited and subject to change)

(Dollars in thousands)

Table 10

Swaption Position as of March 31, 2015

(Dollars in thousands)	Options			Underlying Swaps
Swaptions	Original Cost	Fair Value	Wtd. Avg. Months to Expiration	Notional	Wtd. Avg. Fixed Pay Rate	Receive Rate	Wtd. Avg. Term (Years)
Fixed payer	$4,000	$3,484	72	$1,060,000	3.00%	3 month LIBOR	5

Table 11

Components of Gain (Loss) on Derivative Instruments, Net

	Three Months Ended March 31
	2015	2014
Interest rate swaps – fair value adjustments	$1,116	$15,863
Interest rate swaptions – realized and unrealized losses	(3,027)	-
Interest rate swaps – monthly net settlements	(21,423)	(29,412)
Futures Contracts – fair value adjustments	(94,016)	(17,382)
Futures Contracts – losses from maturities	(7,493)	-
Futures Contracts – other realized losses	(22,374)	(18,606)
Mortgage loan purchase commitments - fair value adjustments	331	-
TBA dollar roll income	23,155	20,821
TBA dollar rolls – realized and unrealized gains (losses)	20,946	(12,899)
Loss on derivative instruments, net	$(102,785)	$(41,615)

Hatteras Financial Corp

(Amounts are unaudited and subject to change)

(Dollars in thousands)

Table 12

Reconciliation of GAAP Interest Expense to

Effective Interest Expense and Effective Cost of Funds

	Three Months Ended
	March 31, 2015		Dec. 31, 2014		Sept. 30, 2014		June 30, 2014		March 31, 2014
	Amount	% (1)	Amount	% (1)	Amount	% (1)	Amount	% (1)	Amount	% (1)

Interest expense and cost of funds	$27,314	0.71%	$26,966	0.77%	$31,950	0.86%	$35,128	0.92%	$38,451	0.97%
Less: reclassification of deferred swap losses included in interest expense (after hedge de-designation)	(13,438)	-0.35%	(13,719)	-0.42%	(19,806)	-0.54%	(22,923)	-0.60%	(24,684)	-0.63%
Interest rate swaps – monthly net settlements (after hedge de-designation)	21,423	0.56%	25,674	0.67%	29,079	0.79%	29,754	0.77%	29,412	0.75%
Losses on maturing Futures Contracts	7,493	0.19%	626	0.02%	407	0.01%	-	-	-	-
Effective interest expense and effective cost of funds	$42,792	1.11%	$39,547	1.04%	$41,630	1.12%	$41,959	1.09%	$43,179	1.09%

Average debt	$15,482,427		$15,235,739		$14,806,602		$15,349,322		$15,787,282

(1) Dollar amount on an annualized basis as a percentage of average repurchase agreements.

Hatteras Financial Corp

(Amounts are unaudited and subject to change)

(Dollars in thousands)

Table 13

Reconciliation of GAAP Net Interest Margin to

Effective Net Interest Margin and Core Earnings

	Three Months Ended
	March 31, 2015	Dec. 31, 2014	Sept. 30, 2014	June 30, 2014	March 31, 2014
Net interest margin	$59,803	$61,095	$49,349	$54,677	$58,138
Less: reclassification of deferred swap losses included in interest expense (after hedge de-designation)	13,438	13,719	19,806	22,923	24,684
Interest rate swaps – monthly net settlements (after hedge de-designation)	(21,423)	(25,674)	(29,079)	(29,754)	(29,412)
Losses on maturing Futures Contracts	(7,493)	(626)	(407)	-	-
TBA dollar roll income	23,155	23,195	22,370	25,622	20,821
Effective net interest margin	67,480	71,709	62,039	73,468	74,231
Total operating expenses	(8,250)	(9,073)	(7,125)	(7,310)	(7,161)
Dividends on preferred stock	(5,481)	(5,481)	(5,480)	(5,481)	(5,480)
Core earnings	$53,749	$57,155	$49,434	$60,677	$61,590

Core earnings per common share, basic and diluted	$0.56	$0.59	$0.51	$0.63	$0.64

CONTACT:
Hatteras Financial Corp.
Kenneth A. Steele, 336-760-9331
Chief Financial Officer
or
Compass Investor Relations
Mark Collinson, Partner, 714-222-5161
www.compass-ir.com